UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
January 4, 2011
Date of Report (Date of earliest event reported)
STEWART INFORMATION SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-02658	74-1677330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1980 Post Oak Blvd.
Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 713-625-8100
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     Stewart Title Guaranty Company (“STGC”) and Stewart Title Guaranty de Mexico, S.A. de C.V. (“STGM”) are defendants in a lawsuit pending in the State District Court of Harris County, Texas, Citigroup Global Markets Realty Corp. v. Stewart Title Guaranty Company. The lawsuit was filed in 2008 and concerns 16 owners’ and 16 lenders’ title insurance policies on 16 parcels of land in Mexico issued by STGM and reinsurance agreements by STGC. Citigroup Global Markets Realty Corp. asserted claims against STGC under reinsurance of the lenders’ policies. Thereafter, K.R. Playa VI, S de R.L. de C.V., the owner of the parcels, asserted claims against STGC and commenced a third party action against STGM under the owners’ policies. In the second quarter of 2010, the State District Court ruled that it had jurisdiction over STGM and denied STGM’s plea in abatement requesting a stay of the lawsuit in Harris County pending the determination of the Mexican courts.
     The lawsuit alleges breach of contract, deceptive trade practices, bad faith, and violations of the Texas Insurance Code, against which both STGC and STGM are vigorously defending. Additionally, certain of the allegations are controlled by Mexican law, which differs substantially from the law of the State of Texas. Motions for summary judgment on the applicability of exclusions and conditions in the title policies have been filed, but the court has yet to rule on numerous motions, including the motions for summary judgment and motions as to whether Mexican law or Texas law applies which were last heard before the court in hearings held December 21 and 22, 2010. The case has been set for trial in the third week of January 2011. Due to the complex factual and legal issues, including those involving Mexican law, it is not possible to reasonably estimate any loss at this time, but we do not believe that the ultimate outcome of this matter will materially affect our consolidated financial condition or results of operations.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2011	STEWART INFORMATION SERVICES CORPORATION
	By:	/s/ J. Allen Berryman
(J. Allen Berryman, Executive Vice President,
Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer))